UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2006
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 21, 2006, Caterpillar entered into a five year Credit Agreement ("Five Year Facility") among Caterpillar Inc., Caterpillar Financial Services Corporation, Caterpillar International Finance p.l.c and Caterpillar Finance Corporation ("Borrowers"), certain financial institutions named therein ("Banks"), Citibank, N.A., ("Agent"), The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("Japan Local Currency Agent"),Citibank International p.l.c., ABN AMRO Bank N.V., Bank of America, N.A., Barclays Bank PLC, J.P. Morgan Securities, Inc., Société Générale ("Arrangers") and Citigroup Global Markets Inc. ("Lead Arranger and Sole Book Manager").

The Five Year Facility has a committed capacity of $2.975 billion that is comprised of commitments from 22 financial institutions. Caterpillar Inc. and the named subsidiaries borrow money by issuing commercial paper. Buyers of commercial paper want assurance that the company has alternative sources of funds so the commercial paper can be repaid at maturity. This Facility serves as a back stop to the commercial paper program and provides this assurance. Caterpillar has never drawn against the Facility.

A Japan Local Currency Addendum was added to the Five Year Facility to enable Caterpillar Financial Services Corporation ("CFSC") to borrow yen for amounts up to the equivalent of US$100 million.

A Local Currency Addendum is also included in the Five Year Facility to enable Caterpillar International Finance p.l.c. to borrow in Euros, Pounds Sterling and any other currency permitted under the Local Currency Addendum for amounts up to the equivalent of US$1 billion.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits:
	99.1	Credit Agreement

	99.2	Japan Local Currency Addendum

	99.3	Local Currency Addendum

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

September 26, 2006	By:	/s/James B. Buda

James B. Buda
Vice President